UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                               Physiometrix, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                              Common Stock, $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   718928104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 21, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 718928104

CUSIP No. 718928104                   13G                     Page 2 of 13 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ProMed Partners, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                204,461
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              204,461
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          204,461

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

          PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 718928104                   13G                     Page 3 of 13 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ProMed Partners II, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                26,039
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              26,039
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          26,039

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          .3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

          PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 718928104                   13G                     Page 4 of 13 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          ProMed Management, L.L.C.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachussetts

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                201,001
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              201,001
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     201,001

(Reporting person disclaims beneficial ownership of the above shares which represent the interests of clients of an investment advisor for whom the reporting person acts as a sub-advisor).

________________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

          IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 718928104                   13G                     Page 5 of 13 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          David B. Musket

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                159,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               431,501
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              159,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 431,501
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

590,501

(Reporting person disclaims beneficial ownership of shares held by ProMed Partners, L.P. and ProMed Partners II, L.P. which represent the interests of other partners and reporting person disclaims beneficial ownership of shares reported by ProMed Management, L.L.C which represent the interests of clients of an investment advisor for whom ProMed Management, L.L.C acts as a sub-advisor).

_______________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

          IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 718928104                   13G                     Page 6 of 13 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Barry Kurokawa

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                18,500
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY               431,501
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING              18,500
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                 431,501
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          450,001
(Reporting person disclaims beneficial ownership of shares held by ProMed Partners, L.P. and ProMed Partners II, L.P. which represent the interests of other partners and reporting person disclaims beneficial ownership of shares reported by ProMed Management, L.L.C which represent the interests of clients of an investment advisor for whom ProMed Management, L.L.C acts as a sub-advisor).

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

          IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 718928104                   13G                     Page 7 of 13 Pages


Item 1(a).  Name of Issuer:

               Physiometrix Inc.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

               5 Billerica Avenue,
               North Billerica, MA
               01862-1256

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

               ProMed Partners, L.P., ProMed Partners II, L.P.
               ProMed Management, L.L.C., David B. Musket and
               Barry Kurokawa

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

               125 Cambridgepark Drive
               Cambridge, MA  02140

            ____________________________________________________________________

Item 2(c).  Citizenship:

               See pages 2, 3, 4, 5 and 6 of this Schedule 13G

            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

               Common Stock, $.001 par value

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

               718928104

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

CUSIP No. 718928104                   13G                     Page 8 of 13 Pages

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [X]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

               See pages 2, 3, 4, 5 and 6
          ----------------------------------------------------------------------

     (b)  Percent of class:

               See pages 2, 3, 4, 5 and 6
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                     See pages 2, 3, 4, 5 and 6,
               -----------------------------------------------------------------

          (ii)  Shared power to vote or to direct the vote

                     See pages 2, 3, 4, 5 and 6,
               -----------------------------------------------------------------


          (iii) Sole power to dispose or to direct the disposition of

                     See pages 2, 3, 4, 5 and 6,
               -----------------------------------------------------------------

          (iv)  Shared power to dispose or to direct the disposition of

                     See pages 2, 3, 4, 5 and 6,
               -----------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                    Not applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                    Not applicable

         _______________________________________________________________________

CUSIP No. 718928104                   13G                     Page 9 of 13 Pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                    Not applicable

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

                    See Exhibit "A" Attached hereto.

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

                    Not applicable

          ______________________________________________________________________

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 718928104                   13G                    Page 10 of 13 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        August 13, 2001
                                        ----------------------------------------
                                                        (Date)


                                        /s/ David B. Musket
                                        ----------------------------------------
                                                      (Signature)


                                        David B. Musket
                                        ----------------------------------------
                                        President of Managing Member



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. 718928104                   13G                    Page 11 of 13 Pages


                               Index to Exhibits
                               -----------------

Exhibit                                                                Page No.
-------                                                                --------

Exhibit A -- Joint Filing Agreement, dated August 13, 2001                12

CUSIP No. 718928104                   13G                    Page 12 of 13 Pages


                                   EXHIBIT A

                             JOINT FILING AGREEMENT

     ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Management, L.L.C., David B. Musket and Barry Kurokawa each hereby agree that the Schedule 13G to which this Exhibit is attached and any amendments thereto relating to the acquisition of shares of Common Stock of Physiometrix Inc. is filed jointly on behalf of each such person.


Dated: August 13, 2001


                                       /s/ David B. Musket
                                       ----------------------------------------
                                       David B. Musket



                                       /s/ Barry Kurokawa
                                       ----------------------------------------
                                       Barry Kurokawa



                                       PROMED PARTNERS, L.P.

                                       By:  ProMed Asset Management, L.L.C.
                                            its General Partner


                                       By:  DBM Corporate Consulting Group, Ltd.
                                            a Managing Member


                                       By:  /s/ David B. Musket
                                            ------------------------------------
                                            Name: David B. Musket
                                            Title: President

CUSIP No. 718928104                   13G                    Page 13 of 13 Pages


                                       PROMED PARTNERS II, L.P.

                                       By:  ProMed Asset Management, L.L.C.
                                            its General Partner

                                       By:  DBM Corporate Consulting Group, Ltd.
                                            a Managing Member

                                       By:  /s/ David B. Musket
                                            ------------------------------------
                                            Name: David B. Musket
                                            Title: President



                                       PROMED MANAGEMENT, L.L.C.


                                       By:  /s/ David B. Musket
                                            ------------------------------------
                                            Name: David B. Musket
                                            Title: Member